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                                                                     EXHIBIT 5.1

                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]


                                February 9, 2000



ScanSoft, Inc.
9 Centennial Drive
Peabody, MA  01960

     RE:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     We have examined the registration statement on Form S-4 to be filed by you with the Securities and Exchange Commission on or about February 9, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 19,272,887 shares of your Common Stock (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the issuance of the Shares pursuant to the merger set forth and described in the Registration Statement.

     It is our opinion that, when issued in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

                                        Very truly yours,


                                        /s/ WILSON SONSINI GOODRICH & ROSATI

                                        Wilson Sonsini Goodrich & Rosati
                                        Professional Corporation